Exhibit 99.1

APAC CUSTOMER SERVICES, INC.

Investor Presentation
November 11, 2005

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the expected benefits of the Company’s strategic realignment and future financial and operating results. Forward looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from historical results or those expressed or implied in the forward looking statements. Such statements are based on the beliefs and expectations of the Company’s management. The Company intends its forward looking statements to speak only as of today’s date and does not undertake any obligation to update or revise them as more information becomes available. Refer to the Company’s Annual Report on Form 10-K for the year ended January 2, 2005 and the Company’s Third Quarter Report on Form 10-Q for the quarter ended October 2, 2005 for a description of such factors.

A New Company Built on
the Foundation of an Industry Legacy. . .

•	Founded by Ted Schwartz in 1973

– Mr. Schwartz is currently non-executive Chairman of the Board and the Company’s largest shareholder

– Mr. Schwartz and trusts established by Mr. Schwartz beneficially own over 50% of the Company’s outstanding common stock

•	APAC went public in October 1995

•	APAC acquired ITI in May 1998

•	Revenue peaked at $464 million in 2000; Stock price peaked at $85.50 on April 23, 1996

•	Do-Not-Call legislation, competition (including offshore competition), impact of technology and mix of business all contributed to downward spiral

Lead by a Team of Professional Managers. . .

•	President and CEO — Robert J. Keller (IBM, D&B, Office Depot)

•	Senior Vice President and CFO — George H. Hepburn (E&W, Heller Financial, Caremark)

•	Senior Vice President, Sales and Marketing — James M. McClenahan (The Learning Company, Office Depot, Danka)

•	Senior Vice President, Operations — David LaBonte (USN, GE)

•	Senior Vice President and CIO — Mark E. McDermott (Waste Management)

•	Senior Vice President, Human Resources — Karen R. Tulloch (Sears)

•	Senior Vice President and General Counsel — Pamela R. Schneider (Sears)

Focused Primarily on Providing High
Quality Customer Care Services to Industry Leaders

•	Health Care

•	Publishing

•	Business Services

•	Telecommunications

•	Gaming / Hospitality / Travel Related Services

•	Financial Services

Characteristics of the Inbound Customer Care
Business Differ Dramatically from Outbound Telemarketing

•	Applications are much more complex

•	Operating flexibility limited by nature of services

•	Longer sales cycles (6-18 months)

•	Longer training cycles (3-6 months)

•	Longer revenue ramp up period (9-15 months)

•	Driven by quality and value, not price

•	Critical to clients’ business success

•	Foundation for “lifetime” client relationships

Current Capacity

•	13 Domestic centers with 5200 seats

•	1 center in Manila with 1300 seats

•	3rd Quarter Annualized Revenue per seat based on average seats approximately –$34,000 Domestically –$12,000 in Manila

•	Expect to add 450 seats in Manila in first half of 2006

•	Targeting to increase revenue per seat by 10% domestically and 20% in Manila in the next 12-18 months

•	Majority of capital expenditure for center expansion

Opportunity to Grow Existing and New
Clients Both Domestically and Offshore

•	Short-term focus on providing domestic and offshore services to domestic clients

•	Industry studies suggest market is very large and under-penetrated

•	Our internal research indicates that we support less than 25% of the customer care call activities of our existing clients

Source: Data Monitor, U.S. Market 2005-2009; IDC Offshore Outsourcing, May 2005

Our Current Clients are Big, Healthy and Include
Industry Leaders in Every Segment We’ve Targeted

•	Over 75% of our clients have annual revenues in excess of $1 billion

•	Over 79% of our clients are publicly-traded companies

•	Our clients have extensive corporate families which offer significant opportunities to cross-sell and up-sell

More importantly, our current clients are our most valuable asset:

•	They have a vested interest in our success. For many we are the sole or major customer care outsourcer

•	They are our best references

Source: Based on most recently reported financial results of public company clients.

One Hundred Days into Our Major Restructuring. . .

•	Exited business to consumer solicitation business

•	Exited non-strategic / unprofitable clients

•	Rationalized cost structure to support new business

•	Reset revenue base to $45 million per quarter

And Results are Exceeding Our Expectations

•	Client/prospects response was universally positive – Existing clients awarded us new volume and additional business – Three new clients awarded us new business – Exiting clients ramped down slower than anticipated

•	Site closure expenses lower than expected – Slower ramp-down minimized severance and related expenses

– Sold assets of four customer interaction centers reducing severance and related expenses as well as eliminating future lease obligations

Q3-05 Results

Component	Q2-05 Results	Q3-05 Results
Revenue	$58.2 Mil	$56.3 Mil

Gross Profit Percent	4.9%	9.5%

EBITDA (1) (2)	$(3.2) Mil	$0.4 Mil

EPS	$(.10)	$(.27)

EPS Adjusted (2)	$(.08)	$(.03)

(1) Earnings before interest, taxes, depreciation and amortization

(2) After making adjustments to both Q2-05 and Q3-05 for restructuring, other charges and asset impairment

Restructure Progress

Restructure Component	July 27th Estimate	Nov. 2nd Estimate
Anticipated Restructure Charges	$ 10 to 15 Million	$ 8 to 13 Million

Anticipated Revenue Reduction from exited business (1)	$ 14.3 Million	$ 12 Million

	Q2-05	Q3-05
Net Debt Structure (2)	$ 4.1 Million	$4.5 Million

(1) During the third quarter, the company experienced lost revenue of $3 million from the exited businesses. The vast majority of the remaining $9 million lost revenue is expected during the fourth quarter of 2005.

(2) Net Debt is debt less cash. Even with the extensive restructure changes initiated in Q3, debt position did not materially change.

New Bank Deal
Key Terms and Conditions Comparison
7/28 Amendment
New Commitment
Facility Size
$25 Million
$25 Million
Term
3-Year
3-Year
Fees
Unused Revolver Fee
0.500%
0.375%
Loan Monitoring
$100k Annual
$36k Annual
Borrowing Rates
P + 125/L + 400
P + 25/L + 300
Availability
AR Advance Rates
85% Billed/70% Unbilled
85% Billed/85% Unbilled
3rd Party Credit Enhancement
$5.5 M
$0
Financial Covenants
Favorable Adjustments to Reflect More Recent Financial Outlook

Fourth Quarter and Beyond

•	Transitioned out of vast majority of remaining $9 million in exited business at end of October

•	Revenue decline will be largely offset by new customer care programs, including Medicare Part D business

•	Medicare Part D is expected to peak in fourth quarter in terms of revenue and profitability

•	Medicare Part D is expected to stabilize at a more modest level in the first half of 2006

•	Anticipate additional site closures in next several quarters

•	Future cash restructuring expenses of approximately $5-9 million

Fourth Quarter and Beyond

“I am very please with both the execution and results of our strategic realignment thus far. We’re confident we can restore positive free cash flow before restructuring changes in the fourth quarter of 2005 and return to profitability in 2006.”

Bob Keller

President and CEO

November 11, 2005